Exhibit 5.8

CONSENT OF PAUL TIETZ

The undersigned hereby consents to (i) the references to, and the information derived from, the Technical Report and Preliminary Feasibility Study for Relief Canyon Project, Pershing County, Nevada dated July 6, 2018 and the Technical Report and Estimated Resources for the San Felipe Project, Sonora, Mexico dated May 3, 2018 and to (ii) the references to the undersigned’s name under the caption “Interest of Experts” in the short form base shelf prospectus, included in or incorporated by reference in the Registration Statement on Form F-10 being filed by Americas Gold and Silver Corporation with the United States Securities and Exchange Commission, and any amendments thereto.

/s/ Paul Tietz
Name: Paul Tietz, C.P.G.
Date: August 4, 2020